Exhibit 10.21

September 17, 2019

Marco Terruzzin

[***]

Dear Marco:

It gives me great pleasure to offer you employment as Chief Product Officer for Energy Vault, Inc. (the “Company”). You will report to me, Robert Piconi, Chief Executive Officer, Energy Vault, Inc. As we discussed you will begin your employment on October 4, 2019 (the “Effective Date”) and the following terms and conditions will apply to your employment:

1.

Salary. Your salary will be $11,538.46 payable on a bi-weekly basis (annualized to $300,000 per year) in accordance with the Company’s normal payroll practices. Your salary is subject to modification during your employment in accordance with the Company’s practices, policies, or procedures.

2.

Incentive Compensation. In addition to your salary, upon approval of the Company’s Board of Directors and subject to the implementation of a new Employee Stock Plan anticipated to occur within six months of the Effective Date, the Company will grant you an option or restricted stock units (“RSUs”), at the Company’s discretion, to purchase 45,000 shares of the Company’s common stock pursuant to the terms provided on Attachment I (Stock Option Summary Sheet) and subject to the terms of the Company’s Stock Plan and an applicable stock option/RSU agreement between you and the Company. You understand that incentive compensation is not guaranteed.

3.

Signing Bonus. The Company will pay you a signing bonus of $200,000 (less applicable withholding) on March 13, 2020. If, before you complete twelve (12) months of continuous employment with the Company, your employment ends because you resign without Good Reason or due to a termination by the Company for Cause, then you must return the bonus on a pro-rata basis (on an after-tax basis) to the Company.

“Good Reason” is defined as (i) you are assigned duties materially inconsistent with, or reflecting a materially adverse change in, your compensation, position, duties, or responsibilities with the Company or (ii) the Company’s principal executive offices are relocated to a location which would require you to commute at least thirty (30) miles more each way than your commute to the Company’s principal executive offices as of the date of this Agreement.

“Cause” is defined as (i) any act of fraud, embezzlement or dishonesty taken by you in connection with your job responsibilities, (ii) your conviction of or plea of guilty or nolo contendere to a felony, (iii) your willful misconduct which adversely affects or is likely to adversely affect the business and affairs of the Company, (iv) your continued willful refusal to perform your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have willfully refused to perform your duties or (v) your material breach of any provision of your offer letter or Employee Confidentiality Agreement or Non-Disclosure Agreement.

4.

Annual Performance Bonus. You will be eligible for an annual variable target bonus of up to 40% of your annual salary based on mutually established goals. You understand that this performance bonus is not guaranteed.

5.

Sales Commission. You will be eligible to receive sales commission based on the terms of the Company’s Sales Compensation Plan and an applicable sales compensation agreement between you and the Company. You understand that sales commission is not guaranteed.

6.	Flexible Time Off. You will be able to use Flexible Time Off (FTO) with pay during current and subsequent years of employment in accordance with the Company’s FTO policy.
7.

Relocation. The Company will provide reasonable relocation assistance for you to relocate from your current residence to the Los Angeles, California area in accordance with our standard relocation practices.

8.

Benefits (Health and Welfare Plans). In addition to your compensation, you will be eligible to receive the benefits that are generally offered to all Company employees effective the first of the month following your hire date. The program includes medical plans, dental plans, a vision plan. These programs are subject to change at the discretion of the Company.

9.	Holidays. You will be paid for selected holidays in accordance with the Company’s holiday schedule. This schedule is subject to change at the discretion of the Company.

As a condition of your employment with the Company, you will furnish and will continue to furnish the Company all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

Your employment is expressly contingent upon the acceptable results of a background check. Any falsification of an applicant’s employment history or educational background will result in withdrawal of the offer and or termination of employment, if hired.

Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, with or without cause and with or without notice. We both agree that any dispute arising with respect to your employment and the termination of that employment shall be conclusively settled by final and binding arbitration in accordance with the arbitration procedures described in the Employee Confidentiality and Non-Disclosure Agreement.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidentiality and Non-Disclosure Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Energy Vault, Inc. except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Enclosed are the following:

1.Attachment I — Stock Option Summary Sheet

2.Employee Confidentiality and Non-Disclosure Agreement

Our offer is contingent on your understanding and acceptance of the agreements and practices referred to in this letter. Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter, completing the Employee Confidentiality and Non-Disclosure Agreement and returning them to me as soon as possible. Should you have any questions, please feel free to contact me. Marco, I am personally pleased you have chosen to accept our offer and I look forward to working with you toward our mutual success.

Sincerely,

/s/ Robert Piconi

Robert Piconi
Chief Executive Officer
Energy Vault, Inc.

I accept the position of Chief Product Officer, Energy Vault, Inc., on the terms described within this letter.

/s/ Marco Terruzzin
Marco Terruzzin- SIGNATURE	DATE